Translation from the German into the English Language
                  BMW and IQ Battery Confidentiality Agreement

                                                                    Exhibit 6.16
                                                                     Page 1 of 3

                            Confidentiality Agreement




between       Bayerische Motoren Werke
              Aktiengesselschaft
              D - 80788 Munchen

              hereafter referred to as "BMW"


and           IQ-Battery R&D GmbH
              Inselkammerstr. 4
              D  82008 Unterhaching

              hereafter referred to as "Partner"



In consideration that the Parties

-        intend to exchange confidential information
-        wish to avoid misuse of that information

the Parties agree as per following:
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                                                                     Page 2 of 3

1. BMW and the Partner intend to exchange confidential information in regard of the following project:

     Battery with integrated, intelligent heating function
     -----------------------------------------------------

2. The Parties undertake hereby the obligation to handle all the information obtained directly or indirectly from other Parties within the scope of the Project in a confidential manner and use it only in relation to the project as described in paragraph No.1. In particular an assurance is mutually undertaken that this information shall not be not conveyed to a third Party, nor be in any written form made available to a third Party, and all preventable measures and provisions shall be undertaken that any access by a third Party to this information be avoided. Privies (in meaning of ss. 15
     AktG) are not considered the third Party.

3. In particular the Information as per understanding of the previous paragraph No.2 is:

     - know-how as well as results, which in the scope of the Project were achieved or applied,

     -    description of the Projects,

     - prospective time schedules, goals and ideas for developing of the project,

     - other, not frequently available information, which the Parties obtain within the scope of the Project.

4. According to this agreement, the duties of non-disclosure are extended to all the workers and the agents of the Parties, regardless of the nature and arrangements of their co-operation. The Parties are obligated to execute necessary non-disclosure agreements from the circle of persons involved, if this has not already has been done.

5. According to this contract, the duties of non-disclosure remain in force after completion of the Project as descibed in the paragraph No.1.

6. According to this contract, the duties of non-disclosure cease to exist when it can be demonstrated that the concerned information

     -    is generally known, or
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     -    became  generally  known  at no  fault  of the  Parties  obligated  to maintain confidentiality, or

     -    has been obtained legally from the third Party, or

     -    already existed in the knowledge of the receiving Party.

7.   It is known to the Parties that

     - dissemination of industrial and business secrets is punishable under ss.ss. 17, 18 UWG, and may be punishable with imprisonment up to five years, and

     - one who disseminates industrial and business secrets is liable for is obligated to provide compensation for resulting losses, according with ss. 19 UWG.

8. All legal disputes arising from this agreement are to be dealt with by the Courts in Munich. All disputes resulting from- or in context of this agreement are subject to Law of the Federal Republic of Germany.

Munich, 29.07.97

Bayerische Motoren Werke Aktiengesellschaft

EE Dr. Thoma                        EM-2   Lindner

Unterhaching, the day of . . .

IQ Battery Peter E. Braun